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FORM 4                                                     OMB APPROVAL
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[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP a
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940



(Print or Type Responses)
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1. Name and Address of Reporting Person

Carper, Michael R.
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 (Last) (First) (Middle)

1700 Pacific Avenue, #400
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(Street)

Dallas, TX 75201
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(City) (State) (Zip)


2. Issuer Name and Ticker or Trading Symbol

Allied Riser Communications Corporation (ARCC)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

February, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)


[ ] Director [X] Officer [ ] 10% Owner [ ] Other
(give title below) (specify below)
Sr. VP & General Counsel
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7. Individual or Joint/Group Filing (Check Applicable Line)

 X   Form filed by One Reporting Person
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     Form filed by More than One Reporting Person
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)               action      tion         or Disposed of (D)          curities Benefi-    ship           of In-
                           Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:          direct
                                      (Instr. 8)                                End of Month        Direct         Benefi-
                          (Month/                                               (Instr. 3 and 4)    (D) or         cial
                           Day/        ------------------------------------                         Indirect       Owner-
                           Year)       Code    V     Amount  (A) or   Price                         (I)            ship
                                                             (D)                                    (Instr. 4)     (Instr.4)

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
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  Common Stock	        2/21/01       A      V    3,682     A       $2.5625        270,349              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
           Instruction 4(b)(v).  SEC 1474 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)     TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                 OR BENEFICIALLY OWNED
133:    (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)              Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                           Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                           Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                           ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                           Security                            and 5)                                                (Instr.5)
                                                                              -----------------------------------
                                                                              Date    Expira-            Amount or
                                                   -------------------------- Exer-   tion       Title   Number of
                                                   Code  V     (A)     (D)    cisable Date               Shares
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
------------------------------------------------------------------------------------------------------------------------------

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


9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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
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

Explanation of Responses:

191:
**Intentional misstatements or omissions of facts constitute Federal Criminal
           Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Michael R. Carper           2/9/01
------------------------------- ------
**Signature of Reporting Person   Date
Michael R. Carper
                                              Page 2
SEC 1474 (3-99)